As filed with the Securities and Exchange Commission on May 30, 2018

            No. 333-225051

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Charah Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4953	82-4228671
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

12601 Plantside Dr.

Louisville, KY 40299

(502) 245-1353

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Charles Price

President and Chief Executive Officer

12601 Plantside Dr.

Louisville, KY 40299

(502) 245-1353

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Julian J. Seiguer Michael W. Rigdon Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 (713) 836-3600	Richard D. Truesdell, Jr. Shane Tintle Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-225051) of Charah Solutions, Inc. is being filed solely to amend Item 16 of Part II thereof and to transmit certain exhibits thereto. This Amendment No. 1 does not modify any provision of the preliminary prospectus contained in Part I or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, this Amendment No. 1 does not include a copy of the preliminary prospectus.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other expenses of issuance and distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby. With the exception of the SEC registration fee, FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee	$12,450
FINRA filing fee	*
NYSE listing fee	*
Accountants’ fees and expenses	*
Legal fees and expenses	*
Printing and engraving expenses	*
Transfer agent and registrar fees	*
Miscellaneous	*
*

Total	$ *

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers

Our amended and restated certificate of incorporation will provide that a director will not be liable to the corporation or its stockholders for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our amended and restated bylaws will provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation will also contain indemnification rights for our directors and our officers. Specifically, our amended and restated certificate of incorporation will provide that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Furthermore, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.

We will enter into written indemnification agreements with our directors and executive officers. Under these proposed agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15. Recent Sales of Unregistered Securities

In connection with our incorporation in January 2018 under the laws of the State of Delaware, we issued 1,000 shares of our common stock to Charah Management LLC for an aggregate purchase price of $10.00. These securities were offered and sold by us in reliance upon the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act. These shares will be redeemed for nominal value in connection with our reorganization.

Item 16. Exhibits and Financial Statement Schedules

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INDEX TO EXHIBITS

Exhibit number	Description
1.1	Form of Underwriting Agreement.

2.1	Form of Master Reorganization Agreement.

**3.1	Certificate of Incorporation of Charah Solutions, Inc.

3.2	Form of Amended and Restated Certificate of Incorporation of Charah Solutions, Inc.

3.3	Form of Amended and Restated Bylaws of Charah Solutions, Inc.

**4.1	Form of Registration Rights Agreement.

4.2	Form of Stockholders’ Agreement.

4.3	Form of Common Stock Certificate.

5.1	Form of Opinion of Kirkland & Ellis LLP as to the legality of the securities being registered.

†10.1	Form of Charah Solutions, Inc. 2018 Omnibus Incentive Plan.

**†10.2	Form of Indemnification Agreement.

**10.3	ABL Credit Agreement, dated October 25, 2017, by and among Charah, LLC, Allied Power Management, LLC and Allied Power Services, LLC, as borrowers, Charah Sole Member LLC and Allied Power Sole Member, LLC, as guarantors, the lenders party thereto from time to time, and Regions Bank, as administrative agent, collateral agent, swingline lender and letter of credit issuer.

**10.4	First Amendment to ABL Credit Agreement, dated December 8, 2017, by and among Charah, LLC, Allied Power Management, LLC and Allied Power Services, LLC, as borrowers, Charah Sole Member LLC and Allied Power Sole Member, LLC, as guarantors, the lenders party thereto from time to time, and Regions Bank, as administrative agent, collateral agent, swingline lender and letter of credit issuer.

**10.5	Second Amendment to ABL Credit Agreement, dated April 27, 2018, by and among Charah, LLC, Allied Power Management, LLC and Allied Power Services, LLC, as borrowers, Charah Sole Member LLC and Allied Power Sole Member, LLC, as guarantors, the lenders party thereto from time to time, and Regions Bank, as administrative agent, collateral agent, swingline lender and letter of credit issuer.

**10.6	Term Loan Credit Agreement, dated October 25, 2017, by and among Charah, LLC and Allied Power Management, LLC, as borrowers, Charah Sole Member, LLC and Allied Power Sole Member, LLC, as guarantors, the lenders party thereto from time to time, and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

**10.7	First Amendment to Term Loan Credit Agreement, dated April 27, 2018, by and among Charah, LLC and Allied Power Management, LLC, as borrowers, Charah Sole Member, LLC and Allied Power Sole Member, LLC, as guarantors, the lenders party thereto from time to time, and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

**10.8	Employment Agreement, dated December 23, 2016, with Charles E. Price.

**10.9	Employment Agreement, dated January 13, 2017, with Bruce Kramer.

**10.10	Employment Agreement, dated July 12, 2017, with Dorsey Ron McCall.

**21.1	List of subsidiaries of Charah Solutions, Inc.

**23.1	Consent of Deloitte & Touche LLP (Charah Solutions, Inc.).

**23.2	Consent of Deloitte & Touche LLP (Charah, LLC and Allied Power Management, LLC).

23.3	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1 hereto).

Exhibit number	Description

**23.4	Consent of Director Nominee (Claire Babineaux-Fontenot).

**23.5	Consent of Director Nominee (Jack A. Blossman, Jr.).

**23.6	Consent of Director Nominee (Brian Ferraioli).

**23.7	Consent of Director Nominee (Robert Flexon).

**23.8	Consent of Director Nominee (Stephen Tritch).

**24.1	Power of Attorney (included on the signature page of the original filing).

*	To be filed by amendment.
**	Previously filed.
†	Compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky, on May 30, 2018.

Charah Solutions, Inc.

By:	/s/ Charles Price
Charles Price
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated below as of May 30, 2018.

/s/ Charles Price Charles Price	President, Chief Executive Officer and Director (Principal Executive Officer)

* Bruce Kramer	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Dorsey Ron McCall	Senior Vice President and Director

* Mark Spender	Director

*By:	/s/ Charles Price
Charles Price
Attorney-in-fact